Exhibit 99.1

American Public Education Reports Third Quarter 2013 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--November 5, 2013--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended September 30, 2013.

Recent Highlights:

  Third quarter 2013 revenues increased 6% to $81.8 million, compared to $77.1 million in the same period of 2012.
  Income from operations before interest income and income taxes in the third quarter of 2013 was $17.5 million, compared to $17.5 million in the same period of 2012.
  Net income for the third quarter of 2013 increased 1% to $10.9 million, or $0.61 per diluted share, compared to $10.8 million, or $0.60 per diluted share, in the same period of 2012.
  Net course registrations increased to approximately 105,200 in the third quarter of 2013, a year-over-year increase of 2%.
  Net course registrations by new students in the third quarter of 2013 were approximately 22,100, a decrease of approximately 8% over the same period of 2012.
  American Public Education, Inc. announced completion of the previously disclosed transaction to acquire 100% ownership interest in National Education Seminars, Inc., operating as Hondros College, Nursing Programs, for an aggregate purchase price of approximately $45 million in cash.

Financial Results:

Total revenues for the third quarter of 2013 increased 6% to $81.8 million, compared to total revenues of $77.1 million in the third quarter of 2012. Income from operations before interest income and income taxes in the third quarter of 2013 was $17.5 million, which is the same as the prior year period. Stock-based compensation expense reduced operating income by approximately $1.0 million in the third quarter of 2013 and $0.9 million in the third quarter of 2012.

Net income for the third quarter of 2013 was $10.9 million, or $0.61 per diluted share, which includes $0.03 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $10.8 million, or $0.60 per diluted share for the third quarter of 2012, including $0.03 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the third quarter of 2013 and for the third quarter of 2012 were approximately 17.9 million and 18.0 million, respectively.

For the nine months ended September 30, 2013, total revenues were $246.5 million, an increase of 8% compared to total revenues of $227.5 million in the same period of 2012. Income from operations before interest income and income tax for the nine months ended September 30, 2013 increased 12% to $52.9 million, compared to $47.4 million in the same period of 2012. Stock-based compensation expense reduced each period's operating income by $3.0 million and $2.9 million, respectively.

Net income for the nine months ended September 30, 2013 increased to $33.0 million, or $1.84 per diluted share, which includes $0.10 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $29.1 million, or $1.61 per diluted share, in the same period of 2012, including $0.10 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the nine months ended September 30, 2013 and 2012 were approximately 17.9 million and 18.1 million, respectively.

Total cash and cash equivalents as of September 30, 2013 were approximately $143.8 million with no long-term debt. Cash from operations for the nine months ended September 30, 2013 was approximately $54.2 million, compared to $34.5 million in the same period of 2012. Capital expenditures were approximately $15.1 million for the three months ended September 30, 2013, compared to $28.5 million in the prior year period. Depreciation and amortization was $3.4 million for the three months ended September 30, 2013 and $2.8 million for the same period of 2012.

On November 1, 2013, the Company announced that it had acquired National Education Seminars, Inc., operating as Hondros College, Nursing Programs (“HCON”), in a stock purchase transaction. The Company acquired all of the outstanding equity of HCON for an adjusted aggregate purchase price, subject to post-closing working capital adjustments, of approximately $45.0 million. The Company assumed no debt in the acquisition of HCON.

Net Course Registrations:
For the three months ended September 30,	2013	2012	% Change
Net Course Registrations by New Students	22,100	24,000	-8%
Net Course Registrations	105,200	103,000	2%

For the nine months ended September 30,	2013	2012	% Change
Net Course Registrations by New Students	59,000	64,100	-8%
Net Course Registrations	314,300	296,900	6%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.

Fourth Quarter 2013 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates fourth quarter 2013 net course registrations by new students to decline between -9% and -5% year-over-year; net course registrations to decline -7% and -3% year-over-year; and revenues to decrease between approximately -9% and -5% over the prior year period. In the fourth quarter of 2013, the Company expects net income to be between $0.50 and $0.54 per diluted share.

As previously announced in the Company’s Current Report on Form 8-K filed October 15, 2013, American Public Education believes net course registrations and financial results fourth quarter 2013 were adversely impacted by the temporary suspension of the U.S. Department of Defense Tuition Assistance program as a result of the recent U.S. government partial shutdown.

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is a leading education services provider founded to prepare adult learners for service and leadership in a diverse global economy. The Company offers innovative and affordable educational programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and Hondros College, Nursing Programs. These institutions serve over 100,000 adult learners worldwide and offer more than 90 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2013	2012
	(Unaudited)

Revenues	$81,777	$77,122
Costs and expenses:
Instructional costs and services	28,139	26,436
Selling and promotional	15,989	14,430
General and administrative	16,766	15,978
Depreciation and amortization	3,376	2,760

Total costs and expenses	64,270	59,604

Income from operations before interest income and income taxes	17,507	17,518
Interest income, net	77	30

Income before income taxes	17,584	17,548
Income tax expense	6,612	6,724
Equity investment loss, net of taxes	(61)	-

Net income	$10,911	$10,824

Net Income per common share:
Basic	0.62	$0.61

Diluted	0.61	$0.60

Weighted average number of common shares:
Basic	17,658	17,706

Diluted	17,877	17,951

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)

Revenues	$246,542	$227,516
Costs and expenses:
Instructional costs and services	83,751	80,538
Selling and promotional	48,573	43,276
General and administrative	51,403	48,191
Depreciation and amortization	9,895	8,131

Total costs and expenses	193,622	180,136

Income from operations before interest income and income taxes	52,920	47,380
Interest income, net	230	17

Income before income taxes	53,150	47,397
Income tax expense	20,006	18,249
Equity investment loss, net of taxes	(107)	—

Net income	$33,037	$29,148

Net Income per common share:
Basic	1.87	$1.64

Diluted	1.84	$1.61

Weighted average number of common shares:
Basic	17,689	17,824

Diluted	17,943	18,104

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304.724.3722
or
Christopher L. Symanoskie
Vice President, Investor Relations
703.334.3880